EXHIBIT 99.1
Essential Properties Realty Trust, Inc. Announces Resignation of Anthony K. Dobkin From Board of Directors

08/13/2020

PRINCETON, N.J.—(BUSINESS WIRE)—Essential Properties Realty Trust, Inc. (NYSE: EPRT; the “Company”) today announced that Anthony K. Dobkin has resigned from the Company’s Board of Directors, effective as of August 12, 2020, to pursue other business opportunities. The resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, disclosures, policies or practices. In connection with Mr. Dobkin’s resignation from the Board of Directors, the size of the board was reduced from nine members to eight members.

Peter M. Mavoides, President and Chief Executive Officer of the Company, commented: “I would like to thank Anthony for his many contributions to the Company. His perspective and insight have helped the Company grow and proactively respond to a rapidly evolving operating environment. We are grateful for Anthony’s contributions to the Company, and we wish him well in his future endeavors.”

About Essential Properties Realty Trust, Inc.

Essential Properties Realty Trust, Inc. is an internally managed REIT that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. As of June 30, 2020, the Company’s portfolio consisted of 1,060 freestanding net lease properties with a weighted average lease term of 14.6 years and a weighted average rent coverage ratio of 3.0x. As of the same date, the Company’s portfolio was 99.6% leased to 215 tenants operating 289 different concepts in 16 industries across 43 states.

Investor/Media:

Essential Properties Realty Trust, Inc.
Daniel Donlan
Senior Vice President, Capital Markets
609-436-0619